Exhibit 99.1

Xynomic Pharma Doses First Chinese Patient in Pivotal Phase 3 Kidney Cancer Trial and Hires Medical Monitor

SHANGHAI, September 13, 2019 (GLOBE NEWSWIRE) — Xynomic Pharmaceuticals Holdings, Inc. (“Xynomic”, stock ticker: XYNO), a clinical stage US-China oncology drug development company, today announced the dosing of the first Chinese patient in its on-going global pivotal Phase 3 trial of Xynomic’s abexinostat combined with pazopanib as a first- or second-line therapy against renal cell carcinoma (RCC) at Peking University Cancer Hospital & Institute. Dr. Jun Guo, Professor and Medical Director at Peking University Cancer Hospital & Institute, is the leading principal investigator for this trial in China.

According to US International Trade Administration, China is the second largest pharmaceutical market in the world, forecasted to grow from $108 billion in 2015 to $167 billion by 2020, representing an annual growth rate of 9.1 percent. Total public and private healthcare expenditure reached $640 billion in 2015 and is expected to almost double to $1.1 trillion by 2020.

A global randomized pivotal Phase 3 trial is underway of abexinostat + pazopanib as a first- or second-line therapy in patients with locally advanced or metastatic RCC. Currently, this trial is being conducted in the United States, Europe and South Korea. The U.S. Food and Drug Administration has granted Fast Track designation to abexinostat, in combination with pazopanib, as a first- or second-line treatment of RCC in Q1’2019.

“There are approximately 46,900 new cases of kidney cancer patients in China per year, according to Chinese Society of Clinical Oncology. Majority of patients develop resistance to pazopanib or other current standard-of-care therapies. Combining abexinostat with pazopanib has shown to reverse drug resistance in a Phase 1b study conducted by University of California, San Francisco and could significantly prolong patients' progression-free-survival time. We are excited to start the China arm of this on-going global trial and look forward to working with Dr. Jun Guo and other leading China kidney cancer specialists.” Mr. Y. Mark Xu, Chairman and CEO of Xynomic, commented.

In addition, Dr. Kapilan Rajagopalan has joined Xynomic as the Medical Monitor for clinical development. Prior to joining Xynomic, from 2016 to 2019 Dr. Rajagopalan worked as a Safety Case Manager and a Safety Operations Physician for Tata Consultancy Services, managing various pharmaceutical projects for Roche and Bayer. From 2014 to 2015, Dr. Rajagopalan was a MD/MBA intern at Humana. From 2012 to 2013, Dr. Rajagopalan was a family medicine resident physician at St. Joseph Mercy Hospital. We believe that Dr. Rajagopalan’s experience in performing medical review for oncology pharmaceutical products and his MD education in the USA will enhance Xynomic’s medical monitoring function. Dr. Rajagopalan holds a Bachelor of Science in Biology from the University of Cincinnati, graduating with Summa Cum Laude honors, a MBA from the University of Louisville with distinction, and a MD degree from the University of Cincinnati.

About Xynomic Pharmaceuticals Holdings, Inc.

Xynomic Pharmaceuticals Holdings, Inc. is a clinical stage oncology-focused biopharmaceutical company. Its current pipeline mainly consists of 3 drug candidates; Xynomic owns global exclusive development, manufacturing and commercialization rights to each of these. Its lead drug candidate abexinostat is in global potentially pivotal clinical trials against renal cell carcinoma (in combination with pazopanib) and non-Hodgkin’s lymphoma (as a single agent). Xynomic’s other clinical stage drug candidate XP-105 (BI 860585) is a Phase 2 ready, ATP-competitive mTORC1/2 inhibitor against solid tumors. Xynomic’s pre-clinical oncology drug candidate XP-102 (BI 882370) is a pan-RAF inhibitor.

Use of Forward-Looking Statements

This press release contains “forward-looking” statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Xynomic has based these forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks related Xynomic’s financial position and need for additional capital to complete the planned trials and support its continuing operation, risks related to uncertainty in maintaining and obtaining regulatory approval and ultimately commercialize its drug candidates or delays in doing so; and the risks more fully described in the filings that Xynomic makes with the SEC.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Relations, Media, and Business Development Contact:

angela.feng@xynomicpharma.com